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                                                                    EXHIBIT 23.5



         CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

     We hereby consent to (i) the inclusion of our opinion letter, dated May 15, 1998, to the Board of Directors of First Physician Care, Inc. (the "Company") as Annex B to the Proxy Statement/Prospectus of the Company relating to its proposed merger with PhyCor, Inc. and (ii) the references to DLJ in the Prospectus and Proxy Statement which forms a part of the Registration Statement on Form S-4 of PhyCor, Inc. (registration no. 333-45209) in the letter to stockholders, on the cover page of the Prospectus and Proxy Statement and under the captions "Summary -- Votes Required and - The Merger"; "The Special Meeting -- Votes Required"; and "The Merger -- Background of the Merger, -- Reasons for the Merger; Recommendation of the Board of Directors, and -- Opinion of Donaldson, Lufkin & Jenrette Securities Corporation". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                   DONALDSON, LUFKIN & JENRETTE
                                     SECURITIES CORPORATION


                                   By:  /s/ Craig R. Callen
                                       -----------------------------------
                                       Craig R. Callen
                                       Managing Director


New York, New York
May 22, 1998